Exhibit 10-hh(ii)

AT&T INC.
HUMAN RESOURCES COMMITTEE
June 26, 2008

Second Amendment to BellSouth Corporation
Stock and Incentive Compensation Plan

RESOLVED, that the Human Resources Committee of AT&T Inc. ("Corporation") hereby authorizes and directs the Senior Executive Vice President-Human Resources to provide that, notwithstanding anything to the contrary in the plan, payments of Restricted Stock Units under the BellSouth Corporation Stock and Incentive Compensation Plan must be delayed six months from when they would otherwise be payable when such amounts are to be paid to a Specified Employee, as that term is used in Treasury Regulation §1.409A; and

RESOLVED FURTHER, that the appropriate officers of the Corporation are authorized to do or cause to be done any and all such acts and things, and to execute and deliver any and all documents and papers that they may deem necessary, proper or advisable to carry out the foregoing resolutions.